EX-FILING FEES
Calculation of Filing Fee Tables
SC TO-I/A
(Form Type)

T. ROWE PRICE OHA SELECT PRIVATE CREDIT FUND
(Exact Name of Registrant as Specified in its Charter)
Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$60,035,633(a)	0.0001531	$9,191.46(b)
Fees Previously Paid	—	—	$9,191.46(b)
Total Transaction Valuation	$60,035,633
Total Fees Due for Filing			$9,191.46
Total Fees Previously Paid			$9,191.46
Total Fee Offsets			—
Net Fee Due			$0.00

(a)
The transaction value is calculated as the estimated aggregate maximum purchase price for Shares. The fee of $9,191.46 was paid in connection with the filing of the Schedule TO-I by T. Rowe Price OHA Select Private Credit Fund (File No. 005-94323) on February 3, 2025 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b)	Calculated at $153.10 per $1,000,000 of the transaction value.
Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	T. Rowe Price OHA Select Private Credit	SC TO-I	005-94323	February 3, 2025		$9,191.46
Fee Offset Sources					February 3, 2025		$9,191.46